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                                                                     EXHIBIT 3.1

                                  COMPOSITE OF
                 RESTATED AND AMENDED ARTICLES OF INCORPORATION
                                       OF
                          MICROWARE SYSTEMS CORPORATION
              AS MODIFIED BY THE FIRST ARTICLES OF AMENDMENT TO THE
                 RESTATED AND AMENDED ARTICLES OF INCORPORATION
               FILED WITH THE SECRETARY OF STATE ON APRIL 19, 2000

                               ******************

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

         Pursuant to the provisions of Section 1007 of the Iowa Business Corporation Act, Chapter 490, 1995 Code of Iowa, the undersigned corporation adopts the following Restated and Amended Articles of Incorporation.

                                    ARTICLE I
                               NAME OF CORPORATION
         The name of the corporation is MICROWARE SYSTEMS CORPORATION.

                                   ARTICLE II
                                    DURATION

         The corporation shall have perpetual existence.

                                   ARTICLE III
                     REGISTERED AGENT AND REGISTERED OFFICE

         The Registered Agent of the corporation shall be Kenneth B. Kaplan, whose principal business of record shall be 1500 NW 118th Street, Des Moines, Iowa 50325.

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                                   ARTICLE IV

                                    PURPOSE
         The purpose which the corporation is authorized to pursue is, or includes, the transaction of any or all lawful business for which the corporation may be incorporated under the Iowa Business Corporation Act.

                                    ARTICLE V
                                AUTHORIZED STOCK
         The total number of shares of stock of all classes which the corporation is authorized to issue is Fifty Million Five Hundred Thousand (50,500,000) of which Fifty Million (50,000,000) shares shall be classified as common stock, without par value ("Common Stock") and Five Hundred Thousand (500,000) shares shall be classified as Series I Preferred Stock ("Series I Preferred Stock")

         Pursuant to Section 490.601 and Section 490.602 of the Iowa Business Corporation Act, the Board of Directors shall determine the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations with respect to the shares of the Series I Preferred Stock as stated in the resolutions or resolutions pending for the issuance of such preferred stock adopted or to be adopted by the Board of Directors of the corporation pursuant to the authority hereby expressly vested in the Board of Directors of the corporation by the Articles. The Board of Directors shall further have the authority, without further shareholder approval, to amend the Articles to provide for such voting procedures, designations, preferences, limitations, restrictions, relative rights and distinguishing designations with respect to the shares of the Series I Preferred Stock; provided, however, that such amendments to the Articles do not amend any other provision of the Articles.

         1. DESIGNATION AND ISSUANCE. The Corporation shall issue 3,500 shares of the Series I Preferred Stock (the "Preferred Shares") pursuant to a Securities Purchase Agreement, dated on or about the date hereof ("Purchase Agreement"), between the Corporation and the initial subscribers for the Preferred Shares thereunder (the "Subscribers"). Each of such Preferred Shares shall rank equally in all respects.

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         2.  DIVIDENDS.

                  (a) CUMULATIVE. The holders of the Preferred Shares shall be entitled to receive cumulative dividends at the per share rate of four percent (4%) of the Liquidation Preference (as defined below) of each Preferred Share, per annum accruing daily and payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") commencing with the first Dividend Payment Date occurring after the original issuance date of such share, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock or any shares of any other capital stock, or repurchase any shares of Common Stock or capital stock, without having received written consent of two-thirds in interest of the holders of Preferred Shares, except as otherwise provided herein or in the Purchase Agreement or Registration Rights Agreement (as such terms are defined herein) with respect to the Options, Preferred Shares, Warrants and underlying Common Shares thereof. For purposes of computing any per diem accrual, calculations shall be made using a 360-day year.

                  (b) PIK PAYMENT OR CASH PAYMENT. Any dividend payable on the outstanding Preferred Shares shall be paid by adding the amount thereof to the Liquidation Preference (as defined below) of such Preferred Shares. Upon the payment of dividends as required by the immediately preceding sentence, such dividends will be deemed paid in full. Notwithstanding the foregoing, the Corporation may pay dividends in cash if on 10 Trading Days' (as defined below) irrevocable prior written notice, it informs the holders of the Preferred Shares of its

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election to pay cash dividends. Following notice of payment of cash dividends by the Corporation, all dividends on the Preferred Shares shall be paid in cash, until such time as the Corporation provides 10 Trading Days' irrevocable written notice to the holders of Preferred Shares of its election to pay dividends in-kind.

         3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities, the amount of $1,000 per share plus (i) dividends added to the Liquidation Preference in accordance with Section 2(b) above; (ii) all accrued but unpaid dividends; and (iii) all "Monthly Delay Payments" payable under the Registration Rights Agreement (as defined below) (the "Liquidation Preference").

         4. REGISTRATION OF PREFERRED SHARES. The holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement dated the date hereof ("Registration Rights Agreement") between the Corporation and Subscribers in connection with the Purchase Agreement.

         5. CONVERSION. Each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares held by such holder, for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, no par value, of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted (the "Conversion Amount"), by (ii) the applicable Conversion Price determined as hereinafter provided in effect on the Conversion Date. Immediately following such conversion, the rights of the holders of converted Preferred Shares shall cease and the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

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                  (a) MECHANICS OF CONVERSION. To convert Preferred Shares
into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of the form agreed to by the Subscribers in the Purchase Agreement (which Conversion Notice may be given by facsimile transmission no later than the Conversion Date) stating that such holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the "Conversion Date"). Either simultaneously with the delivery of the Conversion Notice, or within one (1) Trading Day (as defined below) thereafter, the holder shall deliver (which also may be done by facsimile transmission) page 2 to the form agreed to by the Subscribers in the Purchase Agreement indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the Preferred Shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice. The Corporation shall effect such issuance of Common Shares (and certificates for unconverted Preferred Shares) within three (3) Trading Days of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) Trading Days after the receipt of such Conversion Notice ("T+3"). If certificates evidencing the Common Shares are not received by the holder within five (5) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon

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conversion of Preferred Shares, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or exercise to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

                           The term "Trading Day" means a day on which there
is trading on the Nasdaq National Market or such other market or exchange on which the Common Stock is then principally traded.

                           If a holder of Preferred Shares converts any of
such holder's Preferred Shares, the Corporation shall pay any documentary or stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, such holder shall pay any such tax that is due because the shares of Common Stock are issued in a name other than such holder's name.

                           The Corporation's obligation to issue Common
Shares upon conversion of Preferred Shares shall, except as set forth below, be absolute, is independent of any covenant of any holder of Preferred Shares, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holders of Preferred Shares whether pursuant to this Certificate, the Purchase Agreement, the Registration Rights Agreement or otherwise.

         (b) DETERMINATION OF CONVERSION PRICE.

                           The Conversion Price applicable with respect to the Preferred Shares (the "Conversion Price") shall be the lesser of:

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                                (A) the price ("Fixed Price") equal to 105%
                           of the Closing Price (as defined below), subject to adjustment as hereinafter set forth, or

                                (B) the price (the "Market Price") equal to the
                           average of the two (2) lowest closing bid prices of the Common Stock recorded on the Principal Market (as defined below) (as reported by the Bloomberg financial network or any successor reporting service) during the fifteen (15) Trading Days (the "Market Price Period") immediately prior to the Conversion Date (including the Trading Day immediately preceding the Conversion Date).

                           "Closing Price" shall mean the average of the closing bid prices of the Common Stock recorded on the Principal Market (as reported by the Bloomberg financial network or any successor reporting service) for the five (5) Trading Days (the "Closing Price Period") immediately following the Closing Date.

                           "Principal Market" shall mean Nasdaq National Market or such other market where the Common Stock is then listed for trading.

         (c) STOCK SPLITS; DIVIDENDS; ADJUSTMENTS.

                           (i) If the Corporation, at any time while the Preferred Shares are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Shares into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number

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         of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this
         Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                                    As used herein, the Affected Conversion
         Prices (each an "Affected Conversion Price") shall refer to: (i) the Fixed Price; and (ii) each reported price for the Common Stock on the Principal Market occurring on any Trading Day included in the Market Price Period or Closing Price Period, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 5(c)(i) and the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 5(c)(i).

                           (ii) In the event that the Corporation issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock (other than Preferred Shares), or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock (other than shares or options issued or which may be issued pursuant to (i) the Corporation's current or future employee, director or BONA FIDE consultant option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Purchase Agreement and listed in the Corporation's most recent periodic report filed under the Securities Exchange Act of 1934, as amended, or (ii) arrangements with the holders of Preferred Shares) at an effective purchase price per share which is less than the greater of (1) the closing market price per share of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options ("Fair Market Price") or (2) the Fixed Price, then in each such case, the Fixed Price in effect immediately prior to such issue or sale or record date, as applicable, shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Fixed Price then in effect by a

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         fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock and Convertible Securities (as defined below) outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fixed Price or Fair Market Price, as the case may be; and (y) the denominator of which shall be the number of shares of Common Stock and Convertible Securities (as defined below) of the Company outstanding immediately after such issue or sale.

                                    For purposes of the preceding paragraph, in
         the event that the effective purchase price is less than both the Fair Market Price and the Fixed Price, then the calculation method which yields the greatest downward adjustment in the Conversion Price shall be used.

                                    For the purposes of the foregoing
         adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Convertible Securities"), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

                           (iii) If the Corporation, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in Sections 5(c)(i) or 5(c)(ii) above), then concurrently with such distributions to holder of Common Stock, the Corporation shall distribute to holders of the Preferred Shares, the amount of such indebtedness, assets, cash or rights or warrants which the holders of Preferred Shares would have received had they converted all their Preferred Shares into Common Shares immediately prior to the

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         record date for such distribution.

                           (iv) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(i) or (ii) above or the Corporation makes a distribution as described in Section 5(c)(iii) above, the Corporation shall promptly mail to each holder of the Preferred Shares a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, or setting forth a description of the distribution and the facts surrounding same.

                           (v) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                           (vi) No adjustment in the Conversion Price shall reduce the Conversion price below the then par value of the Common Stock.

                           (vii) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Trading Days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced, the Corporation shall mail to the holders of Preferred Shares a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 5(c)(i), (ii), or (iii).

                  (d) NOTICE OF RECORD DATE. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 20 days prior to the date specified therein, a notice specifying the

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date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

                  (e) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto. However, the holder of any Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof are issued in a name other than such holder's name.

                  (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares, an amount of Common Shares equal to 200% of the number of shares issuable upon conversion of the Preferred Shares at the then applicable Conversion Price. The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.

                  (g) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof and all Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

                  (h) REORGANIZATION, MERGER OR GOING PRIVATE. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or

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substantially all of the assets of the Corporation to any other person or a
"going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c) above and such Section shall also apply to such distribution.

                  (i)  LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

                           (i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"); PROVIDED that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and (x) each holder shall have the right (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a transaction or

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         event referred to in Section 5(m) below.

                          (ii) Each time (a "COVENANT TIME") the holder or an Aggregation Party makes a Triggering Acquisition (as defined below) of shares of Common Stock (the "TRIGGERING SHARES"), the holder will be deemed to covenant that it will not, during the balance of the day on which such Triggering Acquisition occurs, and during the 61-day period beginning immediately after that day, acquire additional shares of Common Stock pursuant to rights-to-acquire existing at that Covenant Time, if the aggregate amount of such additional shares so acquired (without reducing that amount by any dispositions) would exceed (x) 9.99% of the number of shares of Common Stock outstanding at that Covenant Time (including the Triggering Shares) minus (y) the number of shares of Common Stock actually owned by the holder at that Covenant Time (regardless of how or when acquired, and including the Triggering Shares). A "TRIGGERING ACQUISITION" means the giving of a Conversion Notice or any other acquisition of Common Stock by the holder or an Aggregation Party; PROVIDED, however, that with respect to the giving of such Conversion Notice, if the associated issuance of shares of Common Stock does not occur, such event shall cease to be a Triggering Acquisition and the related covenant under this paragraph shall terminate. At each Covenant Time, the holder shall be deemed to waive any right it would otherwise have to acquire shares of Common Stock to the extent that such acquisition would violate any covenant given by the holder under this paragraph. Notwithstanding anything to the contrary in the Transaction Documents, in the event of a conflict between any covenant given under this paragraph and any obligation of the holder to convert Preferred Shares pursuant to the Transaction Documents, the former shall supersede the latter, and the latter shall be reduced accordingly. For the avoidance of doubt:

                           (A) The covenant to be given pursuant to this paragraph will be given at every Covenant Time and shall be calculated based on the circumstances then in effect. The making of a covenant at one Covenant Time shall not terminate or modify any prior covenants.

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                           (B)      The holder may therefore from time to time
                                    be subject to multiple such covenants, each one having been made at a different Covenant Time, and some possibly being more restrictive than others. The holder must comply with all such covenants then in effect.

                           (iii) OVERALL LIMIT ON COMMON STOCK ISSUABLE. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the holders hereunder, together with such shares issuable by the Company and acquirable by the holders under the Warrants and Options, shall not exceed 19.99% of the shares of Common Stock outstanding on the Closing Date, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the "MAXIMUM COMMON STOCK ISSUANCE"), unless the issuance of such shares in excess of the Maximum Common Stock Issuance shall first be approved by the Company's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Company. The Company agrees that if at any point in time (the "Trigger Date") the number of Common Shares issued pursuant to conversion of the Preferred Shares and exercise of the Warrants and Options, together with the number of Common Shares that would then be issuable by the Company in the event of conversion of all the Preferred Shares and exercise of all the Warrants and Options then outstanding, would exceed the Maximum Common Stock Issuance but for this Section 5(i)(iii), then the Company shall promptly call a shareholders meeting to obtain shareholder approval for the issuance of Common Shares hereunder in excess of the Maximum Common Stock Issuance. If such shareholder approval is not obtained within 60 days of the Trigger Date, then each holder of Preferred Shares shall have the right to sell to the Company such number of Preferred Shares, Warrants and Options which cannot be converted or exercised due to such Maximum Common Stock Issuance limitation at a redemption price equal to the "Mandatory Repurchase Price" (as defined in the Registration Rights Agreement).

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                  (j)  CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The
Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5.

                  (k) SPECIFIC ENFORCEMENT. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of these Articles of Amendment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of these Articles of Amendment and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

                  (l) MANDATORY REPURCHASE. Notwithstanding anything contained in Section 5(h) hereof, each holder of Preferred Shares shall have the unilateral option and right to compel the Corporation to repurchase any or all of such holder's Preferred Shares by delivering a written notice requiring such repurchase, at a price per Preferred Share equal to the Mandatory Repurchase Price, if at any time and from time to time there is an announcement or public disclosure that any of the following transactions or events involving or affecting the Corporation is expected to occur or any of the following transactions or events occurs; provided, that payment of the Mandatory Repurchase Price shall be subject to and conditioned upon the consummation or occurrence of such transaction or event, and such payment of the Mandatory Repurchase Price shall be a condition precedent of any such transaction or occurrence:

                           (i) A Change in Control Transaction (as defined below);

                           (ii) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act; or

                           (iii) A tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act.

                           A "Change in Control Transaction" will be deemed to
exist if (i) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "Act")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power,
(iii) there is a replacement of more than one-half of the members of the Corporation's Board of Directors which is not approved by those individuals who are members of the Corporation's Board of Directors on the date thereof, in one or a series of related transactions or (iv) a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis.

                  (m)  MANDATORY CONVERSION.

                         (x) Subject to subsections (m)(y) and (m)(z) below, the Preferred Shares shall be automatically converted into Common Shares on the two (2) year anniversary of the Closing Date (the "Mandatory Conversion Date"); provided, however, that such Mandatory Conversion Date shall be deferred, at the sole option of a holder of Preferred Shares, for such number of days as is equal to
         1.5 times the number of days (A) there is a lack of Effective Registration (as defined below), but not including the first 90 days after the Closing; (B) there is not a sufficient amount of Common Stock available for conversion of all outstanding Preferred Shares and exercise of all the Warrants and Options; (C) for any other reason the Corporation refuses or announces its refusal to honor conversion of Preferred Shares or exercise of the Warrants or Options; or (D) for any other reason there is a suspension, restriction or limitation in the ability of holders of Preferred Shares, Warrants or Options to sell Common Shares received upon conversion of Preferred Shares or exercise of the Warrants or Options pursuant to the prospectus included in the Registration Statement (as defined in the Registration Rights Agreement).

                               For purposes of the preceding paragraph, a lack of Effective Registration shall be deemed to have occurred at any time the Common Shares issuable upon conversion of the Preferred Shares or exercise of the Warrants or Options are not capable of being sold on an Approved Market (as defined in the Purchase Agreement) pursuant to an effective registration statement and deliverable prospectus.

                         (y)   Notwithstanding the preceding subsection
         (m)(x), no holder of Preferred Shares shall be obligated to convert any Preferred Shares held by such holder on the Mandatory Conversion Date (and there shall be no automatic conversion) unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such forced conversion:

                                    (A)  no material default or breach exists
                           which has not been cured, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement, the Registration Rights Agreement, the Warrants, the Options or these Articles of Amendment, which has not been cured;

                                    (B)  none of the events described in clauses
                           (i) through (iv) of Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

                                    (C)  the Registration Statement (as defined
                           in the Registration Rights Agreement) is effective and holders have received unlegended certificates representing Common Shares with respect to all conversions for which Conversion Notices have been given and with respect to all exercises of Warrants and Options for which Notices or Exercise have been given; and

                                    (D)  the Corporation and its subsidiaries on
                           a consolidated basis has assets with a net realizable fair market value exceeding its liabilities and is able to pay all its debts as they become due in the ordinary course of business, and the Corporation is not subject to any liquidation, dissolution or winding up of its affairs, or any bankruptcy, insolvency or similar proceeding.

                         (z) Notwithstanding Section 5(m)(x) above, no holder's Preferred Shares shall be subject to mandatory conversion to the extent such mandatory conversion would result in the holder of Preferred Shares exceeding any of the limitations contained in
         Section 5(i) above. In such event, the Preferred Shares of such holder shall be converted in such amount until such limitation is reached, and the remaining Preferred Shares shall be purchased by the Corporation at the Mandatory Redemption Price (as defined in the Registration Rights Agreement).

                           Such forced conversion shall be subject to and
governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein.

         6. VOTING RIGHTS. In addition to all other requirements imposed by Iowa law, and all other voting rights granted under the Corporation's Articles of Incorporation, the affirmative vote of two-thirds in interest of the Corporation's outstanding Preferred Shares shall be necessary for (i) any amendment, modification or repeal of the provisions contained in these Articles of Amendment (whether by merger, consolidation or otherwise) or for any merger, reclassification, consolidation or reorganization, or (ii) any other amendment to the Articles of Incorporation or the by-laws of the Corporation that may amend or change or adversely affect any of the rights, preferences, or privileges of the Preferred Shares, provided, however, that holders of Preferred Shares (other than the Investor under the Purchase Agreement and their affiliates) who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

         7. NOTICES. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the

Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

         8. REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any stock certificate representing the Preferred Shares and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or upon surrender and cancellation of such stock certificate if mutilated, the Corporation will make and deliver a new stock certificate of like tenor and dated as of such cancellation at no charge to the holder.

         9. ATTORNEYS' FEES. In connection with enforcement by a holder of Preferred Shares of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

         10. NO REISSUANCE. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

         11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Preferred Shares set forth in these Articles of Amendment or Articles of Incorporation (as either is amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in these Articles of Amendment or Articles of Incorporation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

         12. LIMITATIONS. Except as may otherwise be required by law and as are set forth in the Purchase Agreement and the Registration Rights Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in these Articles of Amendment (as may be amended from time to time) or otherwise in the Articles of Incorporation of the Corporation.

                                   ARTICLE VI
                              ELECTION OF DIRECTORS

          The number of directors of the corporation shall be not more than nine (9), and the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial term of office of the Class I directors shall expire at the 1996 annual meeting of the shareholders. The initial term of office of the Class II directors shall expire at the 1997 annual meeting of the shareholders. The initial term of office of the Class III directors shall expire at the 1998 annual meeting of shareholders. At each annual meeting of the shareholders, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed by the Board of Directors, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal for cause from office. The annual meeting of shareholders shall be held each year on a date and at a time designated by the Board of Directors of the corporation.

                                   ARTICLE VII
                              REMOVAL OF DIRECTORS

         Any or all of the directors may be removed at any time, but only for cause, and any such removal shall require the vote, in addition to any vote required by law, of not less than seventy percent (70%) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of shareholders expressly called for that purpose. For purposes of this Article VII, conduct worthy of removal for "cause" shall include (a) conduct as a director of the corporation or any subsidiary of the corporation, which conduct involves willful material misconduct, breach of fiduciary duty involving personal pecuniary gain or gross negligence in the performance of duties or (b) conduct, whether or not as a director of the corporation or a subsidiary of the corporation, which involves dishonesty or a breach of fiduciary duty and is punishable by imprisonment for a term exceeding one year under state or federal law.

                                  ARTICLE VIII
                 DIRECTOR LIABILITY FOR BREACH OF FIDUCIARY DUTY

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 833 of the Iowa Business Corporation Act. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the corporation or its shareholders, then the liability of a director of this corporation shall be eliminated or limited to the full extent then permitted.

                                   ARTICLE IX
          INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

         Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer or similar manager of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the corporation, and any person who was or is a party or is threatened to be made a party to any such action, suit or proceeding by reason of the fact that such person is or was an employee or agent of the corporation or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise may be indemnified by the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction upon a plea of NOLO CONTENDERE or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Any indemnification pursuant to the first two paragraphs of this
Article IX (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in the first two paragraphs of this Article IX. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable (or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in written opinion, or by the shareholders.

         Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article IX.

         The indemnification and advancement of expenses provided by this
Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article IX. No amendment or repeal of this Article IX shall apply to or have any effect upon the indemnification of any director or officer of the corporation provided herein.

         For the purpose of this Article IX, all words and phrases used herein shall have the meanings ascribed to them under Section 490.850 of the Code of Iowa (1995).

                                    ARTICLE X
                       EVALUATION OF ACQUISITION PROPOSALS

         The Board of Directors of the corporation, when evaluating any offer to the corporation or to the shareholders of the corporation from another party to (a) purchase for cash, or exchange any securities or property for, any outstanding equity securities of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders, give due consideration to the extent permitted by law not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, which includes the financial and managerial resources and future prospects of the other party, the possible effects on the business of the corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the corporation and its subsidiaries, and the effects on the communities in which facilities of the corporation are located.

                                   ARTICLE XI

         These Restated and Amended Articles of Incorporation shall become effective on the date of filing with the Secretary of State for the State of Iowa.

                                   ARTICLE XII

         These Restated and Amended Articles of Incorporation: (1) set forth the provisions of the Articles of Incorporation of the corporation as heretofore and hereby amended; (2) were adopted by the shareholders on March 11,1996; and (3) supersede the original articles of incorporation of the corporation, the prior Restated and Amended Articles of Incorporation and all amendments thereto. At the date of adoption of these Restated and Amended Articles of Incorporation, the number of outstanding shares of each voting group entitled to vote separately on the adoption of such Articles, and the vote of such shares was:


                   Number of        Number of           Number of Votes    Number of Undisputed
                   Outstanding      Votes Entitled      Represented at     Shares Voted
Voting Group       Shares           to be Cast          the Meeting        For/Against
Common             2,552,613          2,350,061           2,348,161          2,348,161/1,900
Preferred            340,000            340,000           338,310.4          338,310.4/0

         IN WITNESS WHEREOF, the undersigned have hereunto set our hands this 8th day of February, 1996.

                                                MICROWARE SYSTEMS CORPORATION

                               By: /s/ Kenneth B. Kaplan
                                       Kenneth B. Kaplan,
                                       President/Chairman

                               By: /s/ Lawrence A. Crane
                                       Lawrence A. Crane
                                       Secretary